Cooper Standard Reports Record Third Quarter Results

NOVI, Mich., October 31, 2016 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported record results for the third quarter 2016.

Third Quarter 2016 Highlights

•	Sales increased to a third quarter record $855.7 million

•	Net income reached a third quarter record $36.4 million or $1.94 per diluted share

•	Adjusted EBITDA increased 7.9 percent to a third quarter record $100.8 million

•	Adjusted net income totaled $46.5 million or $2.48 per diluted share

•	Free cash flow increased by $11.8 million in the quarter and $84.9 million in the first nine months

During the third quarter of 2016, the Company generated net income of $36.4 million, or $1.94 per diluted share, and adjusted EBITDA of $100.8 million on sales of $855.7 million. These results compare to net income of $32.7 million or $1.78 per diluted share and adjusted EBITDA of $93.3 million on sales of $827.5 million in the third quarter of 2015.

Third quarter net income, excluding restructuring and other special items (“adjusted net income”), totaled $46.5 million or $2.48 per diluted share. Adjusted net income in the prior year period was $41.1 million or $2.23 per diluted share.

“We continue to drive value through culture, innovation and results,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “We are pleased to extend our track record to eight consecutive quarters in which we have delivered year-over-year improvement in adjusted EBITDA and adjusted EBITDA margin.”

For the first nine months of 2016, the Company reported net income of $107.9 million, or $5.77 per diluted share, and adjusted EBITDA of $312.9 million on sales of $2.6 billion. By comparison, the Company reported net income of $90.2 million, or $4.92 per diluted share, and adjusted EBITDA of $271.1 million on sales of $2.5 billion in the first nine months of 2015. Adjusted net income for the first nine months of 2016 was $146.9 million or $7.85 per diluted share compared to $111.8 million or $6.10 per diluted share in the first nine months of 2015. The Company’s adjusted EBITDA margin for the first nine months of 2016 was 12.0 percent compared to 10.9 percent in the first nine months of 2015.

Consolidated Results

Third quarter 2016 sales increased by $28.1 million or 3.4 percent compared to the third quarter of 2015. The year-over-year variance is largely attributable to favorable volume and mix, partially offset by price adjustments, the impact of foreign currency exchange rates and the net impact of acquisitions and divestitures. Excluding the impact of foreign currency exchange rates, acquisitions and divestitures, sales in the third quarter were $862.8 million, an increase of 4.3 percent over the third quarter 2015.

Third quarter adjusted EBITDA increased by $7.4 million or 7.9 percent compared to the third quarter of 2015. Adjusted EBITDA margin as a percent of sales was 11.8 percent in the quarter, up 50 basis points compared to the third quarter of 2015. The year-over-year variance is primarily attributable to improvements in operating efficiency, favorable volume and mix, and global supply chain optimization. These favorable items were partially offset by price adjustments, higher compensation-related costs and investments to support growth.

During the third quarter, Cooper Standard launched 18 new customer programs and was awarded an additional $78 million in annual net new business, driven largely by sales of innovative new products and technology. The majority of the new business awards was on global platforms.

North America

The Company's North America segment reported sales of $450.8 million in the third quarter, a decrease of 1.2 percent when compared to $456.4 million in sales reported in the third quarter 2015. The year-over-year change was largely attributable to the divestiture of the Company's hard coat plastic exterior trim business, price adjustments and foreign currency exchange rates, partially offset by improved volume and mix and the acquisition of AMI Industries' fuel and brake business. Excluding the impact of foreign currency exchange rates, acquisitions and divestitures, North America segment sales were $461.9 million, which represents organic growth of $5.5 million or 1.2 percent compared to the third quarter of 2015.

North America segment profit was $55.0 million, or 12.2 percent of sales, in the third quarter. This compared to segment profit of $58.3 million or 12.8 percent of sales in the third quarter 2015. The year- over-year change was driven primarily by price adjustments and higher compensation-related costs, partially offset by gains in operating efficiencies, improved volume and mix, and lower materials costs.

Europe

The Company's Europe segment reported sales of $242.8 million in the third quarter, compared to $247.3 million in the third quarter 2015. The year-over-year change was attributable to slightly lower volume, mix and price adjustments.

The Europe segment reported a loss of $5.6 million in the third quarter. Excluding planned restructuring expense of $9.7 million, segment profit was $4.1 million. The segment continued to realize year-over-year improvements in operating efficiency and supply chain optimization during the quarter.

Asia Pacific

The Company's Asia Pacific segment reported sales of $137.2 million in the third quarter, an increase of 34.4 percent when compared to sales of $102.1 million in the third quarter 2015. The year-over-year variance is largely attributable to improved volume and mix and the consolidation of the Company's sealing joint venture in Guangzhou, China, partially offset by unfavorable foreign currency exchange rates. Excluding the impact of foreign currency exchange rates, Asia Pacific sales increased by $41.4 million or 40.5 percent in the third quarter of 2016 as compared to the third quarter 2015.

Asia Pacific segment profit was $3.0 million in the third quarter, compared to a loss of $0.7 million in the third quarter 2015. The year-over-year improvement was driven primarily by favorable volume and mix as well as improved operating efficiencies and supply chain economics.

South America

The Company's South America segment reported sales of $24.9 million in the third quarter, compared to $21.8 million in the third quarter of 2015. The increase was largely attributable to price adjustments and foreign currency exchange rates, partially offset by lower production volume.

The South America segment reported a loss of $3.3 million in the third quarter, compared to a segment loss of $7.5 million in the third quarter of 2015. The improvement was due largely to price adjustments, supply chain economics and more favorable foreign currency exchange rates, partially offset by lower production volume.

Liquidity and Cash Flow

At September 30, 2016, Cooper Standard had cash and cash equivalents totaling $360.4 million. Net cash provided by operating activities in the third quarter 2016 was $66.8 million, compared to $53.4 million in the third quarter of 2015. Third quarter 2016 free cash flow (defined as net cash provided by operating activities minus CAPEX) improved by $11.8 million compared to the third quarter of 2015. For the first nine months of the year, free cash flow increased by $84.9 million versus the first nine months of 2015.

In addition to cash and cash equivalents, the Company had $122.9 million available under its senior amended asset-based revolving credit facility (“ABL”) for total liquidity of $483.3 million at September 30, 2016.

Total debt at September 30, 2016 was $779.8 million. Net debt (defined as total debt minus cash and cash equivalents) was $419.4 million. Cooper Standard’s net leverage ratio at September 30, 2016 was 1.0 times trailing 12 months adjusted EBITDA.

Adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Outlook

Based on the record results achieved in the first nine months of the year and continued positive outlook for its operations and markets in the remainder of the year, the Company is maintaining its 2016 full-year guidance as follows:

	Previous Guidance (July 28, 2016)	Current 2016 Guidance
Revenue	$3.40 - $3.43 Billion	Unchanged
Adjusted EBITDA Margin	12.0% - 12.5%	Unchanged
Capital Expenditures	$155 - $165 million	Unchanged
Cash Restructuring	$45 - $55 million	Unchanged
Cash Taxes	$50 - $60 million	Unchanged
Key Assumptions
NA Production	18.0 million units	Unchanged
European Production	21.5 million units	Unchanged
Avg. Full Year FX rates
Euro	1 EUR = $1.12 USD	Unchanged
Canadian Dollar	1 CAD = $0.77 USD	Unchanged
Mexican Peso	$1.00 USD = 18.1 MXN	Unchanged

Conference Call Details

Cooper Standard management will host a conference call and webcast on November 1, 2016 at 9 a.m. ET to discuss its third quarter 2016 results, provide a general business update and respond to investor questions.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 95008469 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

The interactive webcast and slide presentation can be accessed live or in replay on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs approximately 30,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words such as “estimate,” “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “target,” “project,” “should,” “could,” ”would,” “may,” “will,” “forecast,” or other similar expressions, is intended to identify forward-looking statements that represent our current expectations about possible future events or results. We believe these expectations are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; risks associated with our non-U.S. operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial debt; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our term loan facility and the ABL facility; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers' needs for new and improved products; the possibility that our acquisition strategy may not be successful; product liability, warranty and recall claims brought against us; environmental, health and safety laws and other laws and regulations; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; the possibility of future impairment charges to our goodwill and long-lived assets; the concentrated ownership of our stock which may allow a few owners to exert significant control over us; and our dependence on our subsidiaries for cash to satisfy our obligations.

You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

This press release also contains estimates and other information that is based on industry publications, surveys, and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sales	$855,656	$827,531	$2,597,457	$2,488,402
Cost of products sold	690,984	679,083	2,101,000	2,055,124
Gross profit	164,672	148,448	496,457	433,278
Selling, administration & engineering expenses	92,368	79,065	268,498	239,455
Amortization of intangibles	3,457	3,599	9,974	10,819
Restructuring charges	10,430	8,540	33,468	34,809
Other operating loss	—	—	155	—
Operating profit	58,417	57,244	184,362	148,195
Interest expense, net of interest income	(10,114)	(9,487)	(29,861)	(27,912)
Equity in earnings of affiliates	1,386	911	5,823	4,042
Other (expense) income, net	(518)	(3,281)	(8,589)	9,907
Income before income taxes	49,171	45,387	151,735	134,232
Income tax expense	12,525	12,869	43,312	44,052
Net income	36,646	32,518	108,423	90,180
Net (income) loss attributable to noncontrolling interests	(284)	214	(549)	35
Net income attributable to Cooper-Standard Holdings Inc.	$36,362	$32,732	$107,874	$90,215

Weighted average shares outstanding
Basic	17,469,156	17,294,155	17,388,541	17,137,331
Diluted	18,760,663	18,430,013	18,703,578	18,327,910

Earnings per share:
Basic	$2.08	$1.89	$6.20	$5.26
Diluted	$1.94	$1.78	$5.77	$4.92

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$360,429	$378,243
Accounts receivable, net	505,966	448,119
Tooling receivable	107,068	102,877
Inventories	161,012	149,645
Prepaid expenses	37,998	30,016
Other current assets	82,924	80,581
Total current assets	1,255,397	1,189,481
Property, plant and equipment, net	831,987	765,369
Goodwill	170,794	149,219
Intangibles assets, net	85,948	70,702
Deferred tax assets	44,845	49,299
Other assets	74,333	80,222
Total assets	$2,463,304	$2,304,292

Liabilities and Equity
Current liabilities:
Debt payable within one year	$53,139	$45,494
Accounts payable	429,357	400,604
Payroll liabilities	129,712	127,609
Accrued liabilities	128,016	107,713
Total current liabilities	740,224	681,420
Long-term debt	726,688	732,418
Pension benefits	172,474	176,525
Postretirement benefits other than pensions	53,992	52,963
Deferred tax liabilities	1,645	4,914
Other liabilities	44,020	41,253
Total liabilities	1,739,043	1,689,493
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	510,387	513,764
Retained earnings	395,178	306,713
Accumulated other comprehensive loss	(205,728)	(217,065)
Total Cooper-Standard Holdings Inc. equity	699,854	603,429
Noncontrolling interests	24,407	11,370
Total equity	724,261	614,799
Total liabilities and equity	$2,463,304	$2,304,292

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2016	2015
Operating Activities:
Net income	$108,423	$90,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	81,725	74,459
Amortization of intangibles	9,974	10,819
Share-based compensation expense	18,533	8,348
Equity in earnings, net of dividends related to earnings	(2,801)	(2,125)
Gain on remeasurement of previously held equity interest	—	(14,199)
Deferred income taxes	295	5,765
Other	1,101	127
Changes in operating assets and liabilities	(35,205)	(63,401)
Net cash provided by operating activities	182,045	109,973
Investing activities:
Capital expenditures	(116,788)	(129,661)
Acquisition of businesses, net of cash acquired	(37,478)	(34,396)
Investment in joint ventures	—	(4,300)
Cash from consolidation of joint venture	3,395	—
Proceeds from sale of fixed assets	156	4,846
Net cash used in investing activities	(150,715)	(163,511)
Financing activities:
Increase in short-term debt, net	1,703	973
Principal payments on long-term debt	(9,787)	(6,239)
Purchase of noncontrolling interests	—	(1,262)
Repurchase of common stock	(23,800)	—
Proceeds from exercise of warrants	2,498	8,540
Taxes withheld and paid on employees' share based payment awards	(11,979)	(1,330)
Other	101	(173)
Net cash (used in) provided by financing activities	(41,264)	509
Effects of exchange rate changes on cash and cash equivalents	(7,880)	17,743
Changes in cash and cash equivalents	(17,814)	(35,286)
Cash and cash equivalents at beginning of period	378,243	267,270
Cash and cash equivalents at end of period	$360,429	$231,984

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company's core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow to be key indicators of the Company's operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company's performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of basic and diluted shares. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow differently and therefore the Company's results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company's future results will be unaffected by unusual items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA

The following table provides reconciliation of EBITDA and adjusted EBITDA from net income: (Unaudited; Dollar amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to Cooper-Standard Holdings Inc.	$36,362	$32,732	$107,874	$90,215
Income tax expense	12,525	12,869	43,312	44,052
Interest expense, net of interest income	10,114	9,487	29,861	27,912
Depreciation and amortization	31,325	29,303	91,699	85,277
EBITDA	$90,326	$84,391	$272,746	$247,456
Gain on remeasurement of previously held equity interest (1)	—	—	—	(14,199)
Restructuring charges	10,430	8,540	33,468	34,809
Secondary offering underwriting fees and other expenses (2)	—	—	6,500	—
Amortization of inventory write-up (3)	—	—	—	1,419
Acquisition costs	—	353	—	1,352
Other	—	60	155	222
Adjusted EBITDA	$100,756	$93,344	$312,869	$271,059

(1)	Gain on remeasurement of previously held equity interest in Shenya.

(2)	Fees and other expenses associated with the March 2016 secondary offering.

(3)	Amortization of write-up of inventory to fair value for the Shenya acquisition.

Adjusted Net Income and Adjusted Earnings Per Share
The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts:
(Unaudited; Dollar amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to Cooper-Standard Holdings Inc.	$36,362	$32,732	$107,874	$90,215
Gain on remeasurement of previously held equity interest (1)	—	—	—	(14,199)
Restructuring charges	10,430	8,540	33,468	34,809
Secondary offering underwriting fees and other expenses (2)	—	—	6,500	—
Amortization of inventory write-up (3)	—	—	—	1,419
Acquisition costs	—	353	—	1,352
Other	—	60	155	222
Tax impact of adjusting items (4)	(268)	(568)	(1,132)	(2,007)
Adjusted net income	$46,524	$41,117	$146,865	$111,811

Weighted average shares outstanding
Basic	17,469,156	17,294,155	17,388,541	17,137,331
Diluted	18,760,663	18,430,013	18,703,578	18,327,910

Earnings per share:
Basic	$2.08	$1.89	$6.20	$5.26
Diluted	$1.94	$1.78	$5.77	$4.92

Adjusted earnings per share:
Basic	$2.66	$2.38	$8.45	$6.52
Diluted	$2.48	$2.23	$7.85	$6.10

(1)	Gain on remeasurement of previously held equity interest in Shenya.

(2)	Fees and other expenses associated with the March 2016 secondary offering.

(3)	Amortization of write-up of inventory to fair value for the Shenya acquisition.

(4)
Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow

The following table defines free cash flow:
(Unaudited; Dollar amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$66,804	$53,369	$182,045	$109,973
Capital expenditures	(35,359)	(33,757)	(116,788)	(129,661)
Free cash flow	$31,445	$19,612	$65,257	$(19,688)